As filed with the Securities and Exchange Commission on September 25, 2024

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
_______________________
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT NO. 333-274544
UNDER
THE SECURITIES ACT OF 1933
_______________________
Arm Holdings plc
(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)
110 Fulbourn Road Cambridge CB1 9NJ United Kingdom (Address of principal executive offices)
Arm Holdings plc 2023 Omnibus Incentive Plan with
Non-Employee Sub Plan and the France and Israel Sub-Plans
The Arm Holdings plc RSU Award Plan with California and Israeli Sub-Plans
The Arm Holdings plc All-Employee Plan 2019 with California and French Sub-Plans
The Executive IPO Plan 2019 with California Sub-Plan
The Arm Non-Executive Directors RSU Award Plan with California Sub-Plan
Arm Holdings plc 2024 Employee Stock Purchase Plan

(Full title of plan)

Arm, Inc. 120 Rose Orchard Way San Jose, CA 95134 (Name and address of agent for service)
+1 (408) 576-1500 (Telephone number, including area code, of agent for service)
Copies to:

Spencer Collins Chief Legal Officer Arm Holdings plc 110 Fulbourn Road Cambridge CB1 9NJ United Kingdom Tel: +44 (1223) 400 400	Phil Linnard Slaughter and May One Bunhill Row, London EC1Y 8YY United Kingdom Tel: +44 (0)20 7600 1200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer        ☐        Accelerated filer        ☐        Non-accelerated filer        ☒
Smaller reporting company    ☐        Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE
Arm Holdings plc (the “Company” or “Registrant”) previously filed a Registration Statement on Form S-8 (File No. 333-274544) with the U.S. Securities and Exchange Commission on September 15, 2023 (the “Prior Registration Statement”) with respect to 20,500,000 of the Registrant’s ordinary shares, par value $0.001 per share and American Depositary Shares representing ordinary shares (“ADSs”), issuable under the Company’s 2023 Omnibus Incentive Plan and the sub-plans thereto (the “Existing Plans”).
On September 11, 2024, at the Company’s Annual General Meeting, the Company’s shareholders approved the Company’s 2024 Employee Stock Purchase Plan (the “ESPP”), under which the Company may also issue shares from the share pool approved for the Existing Plans.
On September 12, 2024, the Company filed Post-Effective Amendment No. 1 to the Prior Registration Statement (“Post-Effective Amendment No. 1”) to amend the Prior Registration Statement to include the ESPP to the plans that may utilize the approved share pool. The Company is filing this Post Effective Amendment No. 2 to the Prior Registration Statement, as amended by Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 2”) to correct the hyperlinks of certain Exhibits listed under Item 8 of Post-Effective Amendment No. 1 and to re-file Exhibit 5.1 and Exhibit 5.2 under Item 8 in html format.
For the avoidance of doubt, the Registrant did not register any additional shares pursuant to Post-Effective Amendment No. 1 and is not registering any additional shares pursuant to this Post-Effective Amendment No.2.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed with the SEC by the Company are incorporated by reference herein and shall be deemed to be part hereof:
(1)    The Registrant’s latest annual report on Form 20-F filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the fiscal year ended March 31, 2024, filed May 29, 2024; and
(2)    The descriptions of the Registrant’s American Depositary Shares and Ordinary Shares contained in the Registrant’s registration statement on Form 8-A filed on September 12, 2023 (File No. 001-41800) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
All documents and reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment indicating that all securities offered herein have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of such documents and reports.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
To the extent permitted by the U.K. Companies Act 2006, the Registrant is empowered to indemnify its directors against any liability they incur by reason of their directorship. The Registrant maintains directors’ and officers’ insurance to insure such persons against certain liabilities. The Registrant has entered into a deed of indemnity with each of its directors and executive officers.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Articles of Association, as amended.	20-F	001-41800	1.1	05/29/2024
4.2	Deposit Agreement, dated as of September 13, 2023, by and between Arm Holdings plc and Citibank, N.A.	20-F	001-41800	2.1	05/29/2024
4.3	Form of American Depositary Receipt (included in Exhibit 4.2).	20-F	001-41800	2.1	05/29/2024
4.4	Arm Holdings plc 2023 Omnibus Incentive Plan with the Non-Employee Sub-Plan, the France Sub-Plan, as amended, and the Israel Sub-Plan.	S-8 POS	333-274544	4.4	09/12/2024
4.5	The Arm Holdings plc RSU Award Plan with California and Israeli Sub-Plans.	S-8	333-274544	4.6	09/15/2023
4.6	The Arm Holdings plc All-Employee Plan 2019 with California and French Sub-Plans.	S-8	333-274544	4.7	09/15/2023
4.7	The Executive IPO Plan 2019 with California Sub-Plan.	S-8	333-274544	4.8	09/15/2023
4.8	The Arm Non-Executive Directors RSU Award Plan with California Sub-Plan.	S-8	333-274544	4.9	09/15/2023
4.9	Arm Holdings plc 2024 Employee Stock Purchase Plan.	S-8 POS	333-274544	4.9	09/12/2024
5.1	Opinion of Slaughter and May.					X
5.2	Opinion of Morrison & Foerster (UK) LLP.					X
23.1	Consent of Deloitte & Touche LLP, the Company’s independent registered public accounting firm.					X
23.2	Consent of Slaughter and May (included as part of Exhibit 5.1).					X
23.3	Consent of Morrison & Foerster (UK) LLP (included as part of Exhibit 5.2).					X

Item 9. Undertakings.
(a)The Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee Table” attached as Exhibit 107 to this Registration Statement; and
(iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, United Kingdom on September 25, 2024.

ARM HOLDINGS PLC

By:	/s/ Jason Child
Jason Child
Chief Financial Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
________/s/ Rene Haas________ Rene Haas	Chief Executive Officer and Director (Principal Executive Officer)	September 25, 2024
________/s/ Jason Child________ Jason Child	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 25, 2024
________/s/ Laura Bartels________ Laura Bartels	Chief Accounting Officer (Principal Accounting Officer)	September 25, 2024
___________________________ Masayoshi Son*	Director and Chairman of the Board of Directors	September 25, 2024
___________________________ Ronald D. Fisher*	Director	September 25, 2024
___________________________ Jeffrey A. Sine*	Director	September 25, 2024
___________________________ Karen E. Dykstra*	Director	September 25, 2024
___________________________ Young Sohn*	Director	September 25, 2024

___________________________ Rosemary Schooler*	Director	September 25, 2024
___________________________ Paul E. Jacobs, PhD*	Director	September 25, 2024

*Signed by Jason Child according to the Power of Attorney in the Prior Registration Statement, as amended.

________*/s/ Jason Child________
Jason Child
Attorney in Fact

AUTHORIZED REPRESENTATIVE
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Arm Holdings plc has signed this Registration Statement on September 25, 2024.

ARM, INC.

By:	/s/ Rene Haas
Name:	Rene Haas
Title:	Director